Exhibit 10.4

Mr R Passas
Denver Lodge,
Ballinastoe,
Roundwood,
Co Wicklow,
Ireland, A98 KF40
19th October 2016

Dear Bob

We are delighted to offer you a position with one of our clients to serve as President, EMEA and Asia Pacific regions, which includes Europe, Middle East, Africa, Russia, China, India, Japan and Southeast Asia. This position is full time. You will report to our client Chembio Diagnostics Systems Inc. - henceforth referred to as “Chembio” or “the Client”. We [Worldwide Workplace Ireland] may be referred to as “Employer” in this contract. Your employment in this role will commence on 10 October 2016.

The terms and conditions of this offer of employment are as follows;

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You will normally be based at your home address in Ireland; however from time to time you may be required to work off-site to fulfil work duties. You will be required to be flexible in this position and must be prepared to undertake such other work as may be assigned to you by the Client and/or Employer. You will be given as much notice of any such change of place of work as is reasonably practicable

•	You will be paid a salary of €16,666.67 per month payable monthly in arrears on approximately the last working day of each month by direct credit subject to the usual PAYE and PRSI deductions.
•	In addition to the Salary, you will be eligible for an annual bonus of up to 35% of base salary, as determined by the Client and the Employer based on the achievement of mutually agreed-upon goals.
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The Company’s holiday year runs from January to December. Your holiday entitlements shall be 25 days per annum in accordance with the provision of the Organization of Working Time Act, 1997. The final decision in allocating annual leave dates rests with the management of Client. Payment for annual leave will be calculated in accordance with the provisions of the Holidays (Employees) Acts 1973 - 1991. When a termination of this contract occurs and the paid holidays already taken exceed the paid holiday entitlement of the date of termination, Employer will deduct the excess holiday pay from any amounts still payable, or you will return any excess holiday to Employer.

•	Your entitlement to leave for Public Holidays shall be in accordance with the terms of the Holidays (Employees) Act 1973-1991, and shall not be fewer than nine paid Public Holidays per year.
•	A laptop computer and monthly cell phone allowance will be provided for work-related matters.

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During the term of this Agreement, you shall devote substantially all your business time to the performance of your duties under this Agreement, including being reasonably available at the request of Client at all times, including weekends and holidays, to meet the needs and requests of the Client. Also during the Term, you will not engage in any other activities or undertake any other commitments that conflict with or take priority over your responsibilities and obligations to the Client.

•	You will be required to participate in a performance appraisal during any probationary period and subsequently on an annual basis.

We look forward to having you become a member of our team. However, we recognize that you retain the option, as do each of Employer and Chembio, of ending your employment at any time, with or without notice and with or without cause. If you elect to terminate your employment, you will be required to provide a minimum of thirty day’s advance notice. Likewise, if the Employer or Company elects to terminate your employment without cause, it will, at its option, provide thirty days’ notice or pay you one month’s salary. This notice or payment will be waived if the Company terminates your employment for cause, being defined as willful misconduct, gross negligence, theft, fraud, other illegal conduct, or conduct that violates the Company’s Insider Trading Policy or Code of Business Conduct And Ethics. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Except in circumstances justifying immediate termination of your employment by the Employer or the Client, you will be entitled to receive the appropriate period of notice set down in the Minimum Notice and Terms of Employment Act, 1973-1991.

Your employment may be terminated without notice for serious misconduct or failure to carry out such duties as may be assigned to you by the Employer or the Client from time to time.

Grievance Procedure

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If you have any grievance, which you consider to be genuine in respect of any aspect of your employment, you have a right to a hearing by your immediate superior or other management as circumstances warrant. If you are unhappy with the outcome of the hearing you may appeal to more senior management. You may be accompanied by a fellow employee or other representative at this appeal hearing.

•	In the event of the matter not being resolved internally the matter shall be referred through normal industrial relations procedures.
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The procedure referred to above shall include reference to a Rights Commissioner, Labour Relations Commission, Labour Court, Employment Appeals Tribunal or Equality Officer as appropriate. Infringement of a term of this contract or of established Company rules can lead, depending on the gravity of the breach, to an informal or formal warning, suspension with or without pay, transfer to other duties and loss of privileges. Ultimately, persistent breaches or inadequate work performance can lead, following warnings, to dismissal.

It is our mutual agreement that you will not solicit employees of Trinity Biotech plc in accordance with your non-solicitation agreement with Trinity Biotech plc, nor will you provide Chembio with the names of any employees of Trinity Biotech plc. In addition, it is our mutual understanding that you will not be violating any confidentiality, non-disclosure, non-competition, or non-solicitation agreements that you have or have had with Trinity Biotech plc or any other prior employer.

You confirm by signing this letter agreement, that you will keep the affairs of the Client, and all persons and entities related to its business, confidential during and after your employment.

You will not disclose to anyone any information, in whatever form which you acquire about Clients’ products (in whatever form), affairs or those of any persons or bodies with whom the Client deals, except when required in the course of normal duty or with the express permission of the CEO, the CFO, or another Vice President of Client.

You will be expected to comply with the terms of the Irish Data Protection Act 1988 & 2003 at all times. On acceptance of employment, you must sign a Statement of Confidentiality and the Client’s Non-Disclosure Agreement and/or other similar documents stating that all Client matters, data, product details (in whatever state) or information in whatever form is not made available directly or indirectly or released to bodies corporate, associations or individuals during or after your employment has ceased with the Client.

You acknowledge and understand that you may possess non-pubic information concerning Chembio, and that U.S. securities laws prohibit anyone who possesses non-public information concerning a company (such as Chembio) whose stock is traded publicly from (a) purchasing or selling that stock, (b) disclosing any of the non-public information to others, and (c) discussing with any person the possibility, or the advantages or disadvantages, of buying or selling Chembio’s stock. You agree to comply with these securities law regulations.

By signing this contract you confirm that will not copy in any form any of the computer software programs or data on the Client’s computer systems for your own or any other third parties use.

You will not agree to, execute, or otherwise enter into any sales order or contract without the written approval of the CEO, CFO or other executive officer of Client who is based at the Company’s offices in the United States.

You hereby represent and warrant you are fully aware of, and will not take any action, directly or indirectly, that would result in a violation of the United States Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder, the “FCPA”), or the UK Bribery Act 2010, as amended (the “Bribery Act”). Without limiting the generality of the foregoing, you further represent and covenant, without limitation, that (1) you will not offer, pay, promise to pay or authorize the payment of any money, and that you will not offer, gift, promise to give, or authorize the giving of anything of value, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and (2) you will not offer, pay, promise to pay or authorize the payment of any money, and that you will not offer, gift, promise to give, or authorize the giving of anything of value, to any person with the intent to bring about or reward improper performance of a function or activity by that person. You further represent and warrant that you will fully comply with all laws and regulations applicable to your performance and activities conducted under this Agreement, and that you will adhere to the provisions of Schedule A attached hereto, which is entitled “Compliance With The Foreign Corrupt Practice Act”.

You also agree that you will review and comply with the provisions of (i) Client’s Employee Handbook – or notify Client within 10 days of October 6, 2016 of any provisions with which you will not agree to comply; and (ii) Client’s Code of Business Conduct And Ethics, as located on its website.

If you wish to accept our offer of employment upon these terms and conditions and any additions or alterations thereto, please countersign this copy and return it to the undersigned where it will be retained in your personal file.

May I take this opportunity to congratulate you on your appointment and wish you every success with Worldwide Workplace Ireland.

WORLDWIDE WORKPLACE IRELAND

Signed:	/s/ Paul Voakes

Printed Name: PAUL VOAKES

Title: COO

Date:

I accept and agree to all the above terms and conditions of my employment.

Signed:	/s/ Robert Passas

Printed Name: ROBERT PASSAS

Date:

SCHEDULE A

COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT

I.          GENERAL POLICY STATEMENT

Chembio Diagnostics Systems Inc. (the “Company”) complies with all Laws (as defined below) that apply to its business, and conducts it activities in accordance with high standards of business ethics in all respects. Although the Company seeks to succeed in the marketplace, such success may not be based on, in any way, a compromise in lawful behavior and ethical business dealings. Compliance with this policy is necessary for the Company to develop and maintain its position as a responsible member of the business community.

Without limiting the generality of the Policy Statement, the following Sections amplify the Company’s policy on specific aspects of the legal compliance and business ethics. For the purpose of this policy statement, “Laws” shall mean any law, regulations, rule, statute, administrative agency action or similar decree issued by any governmental authority, including without limitation any U.S. or foreign central or federal governmental entity, or sub-national, state, provincial or local governmental entity.

II.         INTEGRITY

The Company values and seeks to build and preserve its reputation for integrity. Although laws, customs and standards of conduct vary in the different localities in which the Company operates, no employee or any other person acting on behalf of the Company may achieve results by violating Laws or through dishonest means or unscrupulous conduct.

III.        COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

The Company strives to comply with all applicable Laws.

Accordingly employees and others acting on the Company’s behalf must comply strictly with all laws that apply to its activities. Although the Company is a U.S. corporation, actions taken outside the U.S., whether by U.S. citizens or non-U.S. citizens that may conform to local custom, are often inconsistent with U.S. laws and legal precedent. Accordingly, where U.S. laws and regulations relating to business conduct are more restrictive that those of a particular locality outside the U.S., conduct shall be governed by U.S. law.

Domestic or foreign laws and regulations are often ambiguous and difficult to interpret. The General Counsel of the Company has access to appropriate legal advice. Accordingly, any question about the appropriate standards, conduct, regulations or interpretation of laws, should be referred to the General Counsel before any action is taken.

The Company does not permit illegal, improper, corrupt or unethical payments to be made in cash, property or services by or on behalf of the Company in order to secure or retain business or other advantages. Such payments are generally made to influence the action of a person with respect to his or her employer’s business. Such payments constitute a crime in all U.S. and many foreign jurisdictions. In jurisdictions where they are not illegal, such payments are regarded by the Company as unethical.

1.          Public Officials. No employee, director, manager, shareholder or member of the Company or any person acting on behalf of the Company may offer, give or transfer anything of value to, or for the benefit of, directly or indirectly, any foreign or domestic government official or any government department or instrumentality (e.g. a government owned business), or any foreign political party or official thereof, for the purpose of inducing that person to assist the Company, influencing that person’s acts or decisions in an official capacity or influencing the acts of the government, department or instrumentality or of any third country government.

2.          Entertainment. Reasonable business entertainment, such as lunch, dinner or occasional athletic or cultural events, may be extended to suppliers, customers, union representatives or other third parties, but not to government officials. The entertainment must be reasonable in nature, frequency and cost. Similarly, the presentation of modest gifts are permitted in situations where such gifts are customary. Because no guidelines can clearly define the point at which social courtesies escalate to, and may be regarded as, improper or unethical payments, extreme care must be taken in this regard.

3.          Customers and Others. With the exception of reasonable business entertainment and other activates permitted under this policy, no employee or person acting on behalf of the Company may give or transfer anything of value to, or for the benefit of, directly or indirectly, an employee or agent of another person with whom the Company does business including any customer, supplier or union representative.

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[End of Schedule A]